UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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☑	Preliminary Information Statement
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☐	Definitive Information Statement

SCIVANTA MEDICAL CORPORATION
(Name of Registrant as Specified in Its Charter)

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SCIVANTA MEDICAL CORPORATION
215 Morris Avenue
Spring Lake, New Jersey 07762
(732) 282-1620

NOTICE OF PROPOSED AMENDMENTS TO RESTATED ARTICLES OF
INCORPORATION APPROVED BY WRITTEN CONSENT OF THE
STOCKHOLDERS OF SCIVANTA MEDICAL CORPORATION
 HOLDING A MAJORITY OF THE VOTING POWER

Amendments to Become Effective on or About April __, 2013

To the Stockholders of Scivanta Medical Corporation:

Notice is hereby given that holders of a majority of the voting power of Scivanta Medical Corporation (the “Company”) have approved certain amendments to the Company’s Restated Articles of Incorporation as more particularly described in the accompanying information statement.  These amendments were approved on March 14, 2013 by written consent in lieu of a special meeting in accordance with the relevant sections of the Nevada Revised Statutes, following the unanimous approval of such amendments by our board of directors.

These amendments will be become effective on or after twenty days from the date the information statement is mailed to stockholders, which mailing is expected to be made on or about March __, 2013.  Only stockholders of record at the close of business on March 1, 2013 are entitled to receive this notice and the accompanying information statement.  The information statement is being furnished to you solely for the purpose of informing stockholders of the matters described herein in compliance with Regulation 14C of the Securities Exchange Act of 1934, as amended.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER THESE AMENDMENTS.

Sincerely,

/s/ David R. LaVance
David R. LaVance
Chairman, President & Chief Executive Officer

SCIVANTA MEDICAL CORPORATION
215 Morris Avenue
Spring Lake, New Jersey 07762
(732) 282-1620

INFORMATION STATEMENT

INTRODUCTION

This information statement (this “Information Statement”) is being provided to the stockholders of Scivanta Medical Corporation, a Nevada corporation (the “Company”), in connection with the following proposed amendments to the Company’s Restated Articles of Incorporation which have been approved by stockholders who collectively own a majority of the issued and outstanding shares of the Company’s common stock, par value $.001 per share:

1.	an amendment to the Company’s Restated Articles of Incorporation to implement a 10-to-1 reverse stock split with respect to the issued and outstanding shares of the Company’s common stock;

2.
an amendment to the Company’s Restated Articles of Incorporation to increase the amount of authorized capital stock from 100,000,000 shares to 520,000,000 shares, notwithstanding the effect of the 10-to-1 reverse stock split;

3.
an amendment to the Company’s Restated Articles of Incorporation to classify 20,000,000 shares of the 520,000,000 shares of authorized capital stock as preferred stock, par value $.001 per share, with such rights and preferences to be determined by the board of directors of the Company from time to time in accordance with the Nevada Revised Statutes;

4.	an amendment to the Company’s Restated Articles of Incorporation to provide for the issuance of rights, warrants and options to purchase shares of the Company’s capital stock; and

5.	an amendment to the Company’s Restated Articles of Incorporation to include a limitation of liability provision with respect to the officers and directors of the Company.

The amendments are proposed to become effective on or about April __, 2013.  This Information Statement is first being mailed to stockholders on or about March __, 2013.

Only stockholders of record at the close of business on March 1, 2013 are entitled to notice of the proposed amendments.  The proposed amendments have been approved by the written consent of holders of a majority of the voting power of the Company as permitted by the Nevada Revised Statutes, which provide that action may be taken without a meeting by the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on a matter were present and voted.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  The holders of a majority of the issued and outstanding common stock of the Company have adopted, ratified and approved resolutions to effect the proposed amendments.  No other votes are required or necessary.

The board of directors of the Company reserves the right, notwithstanding stockholder approval of each of the proposed amendments and without further action by the stockholders, not to proceed with any of the proposed amendments if the board of directors determines, in its sole discretion, that any of the proposed amendment is no longer in the best interest of the Company and its stockholders.

NO DISSENTERS’ RIGHTS OF APPRAISAL

The Nevada Revised Statutes do not provide for dissenters’ rights in connection with the corporate actions to be taken.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The board of directors of the Company has fixed the close of business on March 1, 2013 as the record date for the determination of the Company’s stockholders entitled to notice of the proposed amendments.  At the record date, the Company had outstanding 45,318,839 shares of common stock, with each share entitling the holder thereof to one vote.  Each of the proposed amendments to the Restated Articles of Incorporation required the approval of stockholders holding a majority of the Company’s issued and outstanding shares of common stock as of the record date.

The following stockholders, holding 53.36% of the outstanding shares of the Company’s common stock as of the record date, approved the proposed amendments to the Restated Articles of Incorporation by written consent in lieu of a special meeting:

Name	Number of Shares of Common Stock	Percent of Common Stock
Thomas S. Gifford (1)	8,200,735	18.10%
David R. LaVance (2)	7,889,797	17.41%
Zachary E. McAdoo	4,545,455	10.03%
Zanett Opportunity Fund, Ltd. (3)	3,234,239	7.14%
LaVance Trust for Children (4)	310,938	0.68%

(1)	Such person serves as the Company’s Executive Vice President, Chief Financial Officer and Secretary.

(2)	Such person serves as the Company’s President and Chief Executive Officer.

(3)	Mr. McAdoo is the President of McAdoo Capital, Inc., the investment manager to Zanett Opportunity Fund, Ltd. (“Zanett”).

(4)	Mr. Gifford is the trustee for the LaVance Trust for Children.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 1, 2013 with respect to the beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of the Company’s common stock, which is the only class of the Company’s capital stock with shares issued and outstanding, by (1) each director of the Company, (2) each of our executive officers, (3) each person or group of persons known by the Company to be the beneficial owner of greater than 5% of the Company’s outstanding common stock, and (4) all directors and executive officers of the Company as a group.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and is generally based on the power to direct the voting or investment of the securities.  Except as indicated by footnote, the persons named in the table below have sole voting power and investment power with respect to the shares of the Company’s common stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class
David R. LaVance (2)(3)(4)(5)	9,250,735	19.95%
Thomas S. Gifford (3)(5)(6)(7)	9,561,673	20.62%
Lawrence M. Levy (3)(8)	211,471	*
Anthony Giordano, III (3)(9)	215,471	*
Zanett Opportunity Fund, Ltd. (10)(11)	13,613,027	30.04%
Zachary E. McAdoo (12)(13)	13,613,027	30.04%
Richard S. Rimer (14)	2,518,100	5.56%
CMD Investment Group, LLC (15)	2,500,000	5.52%
All directors and executive officers as a group (4)(5)(7)(8)(9)	18,728,412	39.43%

*	Represents less than 1% of the issued and outstanding shares of the Company’s common stock.

(1)
In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Scivanta’s common stock if he, she or it has voting or investment power with respect to such shares.  This includes shares (a) subject to options and warrants exercisable within sixty days of March 1, 2013, and (b) (1) owned by a spouse, (2) owned by other immediate family members, or (3) held in trust or held in retirement accounts or funds for the benefit of the named individuals, over which shares the person named in the table may possess voting and/or investment power.

(2)	Such person serves as the Company’s President and Chief Executive Officer.

(3)	Such person serves as a director of the Company and maintains a mailing address of 215 Morris Avenue, Spring Lake, New Jersey 07762.

(4)
Includes 850,000 shares currently available for purchase under the options granted by the Company to Mr. LaVance on February 5, 2007, January 1, 2008 and January 21, 2009.  Also, includes 310,938 shares held by the LaVance Trust for Children, a trust established for the benefit of Mr. LaVance’s children.  Mr. LaVance disclaims beneficial ownership of the shares held in trust.

(5)
Includes 200,000 shares currently available for purchase under the warrant issued on May 14, 2004 to Century Capital.  Mr. LaVance and Mr. Gifford are the principals of Century Capital.  Each of Mr. LaVance and Mr. Gifford disclaims beneficial ownership of these shares except to the extent of his ownership in Century Capital.

(6)	Such person serves as the Company’s Executive Vice President, Chief Financial Officer and Secretary.

(7)
Includes 850,000 shares currently available for purchase under the options granted by the Company to Mr. Gifford on February 5, 2007, January 1, 2008 and January 21, 2009.  Also includes 310,938 shares held by the LaVance Trust for Children.  Mr. Gifford is the trustee for the LaVance Trust for Children.  Mr. Gifford disclaims beneficial ownership of the shares held in trust.

(8)	Includes 35,000 shares currently available for purchase under the option granted by the Company to Mr. Levy on January 21, 2009.

(9)	Includes 39,000 shares currently available for purchase under the option granted by the Company to Mr. Giordano on January 21, 2009.

(10)	Zanett maintains a mailing address at Appleby Spurling, Canon’s Court, 22 Victoria Street, P.O. Box HM 1179 Hamilton, HM EX, Bermuda.

(11)
Includes 3,333,333 shares available upon the conversion, at the current conversion price $0.03 per share, of an 8% convertible debenture issued to Zanett on May 20, 2011 and 2,500,000 shares available upon the conversion, at the current conversion price $0.04 per share, of an 8% convertible debenture issued to Zanett on August 15, 2012.  Also includes 4,545,455 shares held by Zachary E. McAdoo, President of McAdoo Capital, Inc., the investment manager to Zanett.  Zanett disclaims beneficial ownership of the 4,545,455 shares owned by Mr. McAdoo.

(12)	Mr. McAdoo maintains a mailing address of 635 Madison Avenue, 15th Floor, New York, New York 10022.

(13)
Includes 3,333,333 shares available upon the conversion, at the current conversion price $0.03 per share, of an 8% convertible debenture issued to Zanett on May 20, 2011 and 2,500,000 shares available upon the conversion, at the current conversion price $0.04 per share, of an 8% convertible debenture issued to Zanett on August 15, 2012.  Also includes 3,234,239 shares held by Zanett.  Mr. McAdoo is the President of McAdoo Capital, Inc., the investment manager to Zanett.  Mr. McAdoo disclaims beneficial ownership of the shares held by Zanett or available to Zanett upon conversion of the convertible debentures.

(14)	Mr. Rimer maintains a mailing address at 17 Chemin De La Sapinere, 1253 Vandoeuvres, Geneva, Switzerland.

(15)	CMD Investment Group maintains a mailing address at 12 Perrine Circle, Perrineville, New Jersey 08535.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

Overview

The Company currently has 100,000,000 shares of authorized capital stock, all of which are designated as common stock.  On February 28, 2013, our board of directors approved each of the proposed amendments to our Restated Articles of Incorporation described below.  As of March 14, 2013, stockholders holding a majority (53.36%) of the shares of the Company’s common stock, the only class of voting securities of the Company, issued and outstanding as of the record date also approved each of the proposed amendments to our Restated Articles of Incorporation described below.

The amendments to the Restated Articles of Incorporation that have been approved by the written consent of holders of a majority of the voting power of the Company include:  (a) a 10-to-1 reverse stock split with respect to the  issued and outstanding shares of the Company’s common stock; (b) an increase in the Company’s authorized capital stock from 100,000,000 shares to 520,000,000 shares; (c) the classification of 20,000,000 shares of the 520,000,000 shares of authorized capital stock as preferred stock, par value $.001 per share, with such rights and preferences to be determined by the board of directors of the Company from time to time in accordance with the Nevada Revised Statutes; (d) the addition of a provision providing for the issuance of rights, warrants and options to purchase shares of the Company’s capital stock; and (e) the addition of a provision providing for the limitation of liability with respect to the officers and directors of the Company.

The board of directors of the Company reserves the right, notwithstanding stockholder approval of each of the proposed amendments to the Restated Articles of Incorporation, and without further action by the stockholders, not to proceed with any of the proposed amendments to the Restated Articles of Incorporation if, at any time prior to the effective time of the proposed amendments to the Restated Articles of Incorporation, the board of directors determines in its sole discretion that the any of the proposed amendments to the Restated Articles of Incorporation is no longer in the best interest of the Company and its stockholders.

In the event the board believes it to be in the best interests of the Company and its stockholders to effect one or more of the amendments, the Company will file an Amended and Restated Articles of Incorporation with the Secretary of State of the state of Nevada in order to effect all or certain of the proposed amendments; provided, that the effective time for any such amendments will not occur until at least twenty days after the date this Information Statement is mailed to the Company’s stockholders.

Reverse Stock Split

Our board of directors believes that it is in the best interests of our stockholders for the Company to implement the 10-to-1 reverse stock split, which will likely proportionately raise the per share price of the Company's common stock by reducing the number of outstanding shares.  The board believes that the Company will benefit from a higher stock price because many of the parties with whom the Company is currently trying to conduct business are often deterred from doing business with a company that has a stock price that is too low.  In addition, certain clearing firms do not accept deposits of physical stock certificates of companies with stock prices of $0.10 per share or less.  Our board of directors also believes that the Company's stockholders will benefit from relatively lower trading costs for a higher priced stock. The Company’s board of directors is not implementing the reverse stock split in anticipation of any "going private" transaction and the reverse split will not have a “going private” effect.

In the 10-to-1 reverse stock split, the Company’s stockholders will receive one share of the Company’s common stock for every 10 shares of common stock they hold, which will have the effect of reducing the number of outstanding shares of the Company’s common stock from 45,318,839 to approximately 4,531,884 shares.  The Company will not issue any scrip or fractional shares of common stock in connection with the 10-to-1 reverse stock split.  Rather, all fractional share interests resulting from the 10-to-1 reverse stock split will be rounded up to a whole share of common stock, and each stockholder that would otherwise be entitled to receive a fractional share of the Company’s common stock in the 10-to-1 reverse stock split will instead receive one whole share of common stock.  The par value of the Company's common stock will remain unchanged at $0.001 per share after the 10-to-1 reverse stock split. Also, the capital account of the Company will remain unchanged, and the Company does not anticipate that any other accounting consequences will arise as a result of the 10-to-1 reverse stock split.

Pursuant to the terms of the Company’s 2002 Equity Incentive Plan and 2007 Equity Incentive Plan, all of the outstanding stock options under the 2002 Equity Incentive Plan and the 2007 Equity Incentive Plan will be appropriately adjusted in the number of shares covered thereby and the exercise price thereof in connection with the 10-to-1 reverse stock split.  In addition, the number of shares of common stock reserved under each incentive plan will be proportionately reduced to give effect to the reverse stock split.

The 10-to-1 reverse stock split will reduce the number of shares of the Company’s common stock outstanding, and the Company expects that the per share market price of the Company's common stock will increase as a result of the reduction in the number of shares of common stock outstanding.  However, the precise effect of the 10-to-1 reverse stock split on the market price of the Company's common stock cannot be accurately predicted, and the history of reverse stock splits for companies in similar circumstances is varied.  There can be no assurance that the trading price of the Company's common stock after the 10-to-1 reverse stock split will rise at all, or in exact proportion to the reduction in the number of shares of the Company's common stock outstanding as a result of the 10-to-1 reverse stock split.  Also, there can also be no assurance that the 10-to-1 reverse stock split will lead to a sustained increase in the trading price of the Company's common stock.  The trading price of the Company's common stock may change due to a variety of other factors, including the Company’s operating results, other factors related to the Company's business, and general market conditions.

The Company believes that the 10-for-1 reverse stock split will generally be a tax-free recapitalization for the Company and its stockholders, and that neither the Company nor its stockholders will recognize any gain or loss for federal income tax purposes as a result of the 10-for-1 reverse stock split.  However, stockholders who receive a whole share of common stock in lieu of any fractional share interest to which they would otherwise be entitled to receive in the 10-for-1 reverse stock split may be required to recognize a de minimis amount of gain, if any, based on the difference in fair market value between the fractional interest and the whole share.

The shares of the Company’s common stock in the hands of a stockholder following the 10-for-1 reverse stock split will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of the Company’s common stock held by that stockholder immediately prior to the 10-for-1 reverse stock split.  A stockholder’s holding period for the shares of the Company’s common stock issued in connection with the 10-for-1 reverse stock split will be the same as the holding period for the shares of the Company’s common stock surrendered for such shares.  You are urged to consult your own tax advisor as to the specific tax consequences of the 10-for-1 reverse stock split to you.

If and when the reverse stock split is implemented, the certificates currently representing shares of outstanding common stock will be deemed, for all corporate purposes, to evidence ownership of the post reverse stock split shares.  Accordingly, a stockholder will not have to exchange his, her or its existing stock certificate for a new stock certificate as a result of the reverse stock split.

Increase of Authorized Capital Stock

The Restated Articles of Incorporation of the Company currently provide for 100,000,000 authorized shares of capital stock, all of which are designated as common stock, par value $.001 per share.  The board of directors of the Company believes that it is in the best interests of the Company and its stockholders that the authorized capital stock be increased to 520,000,000 shares.  The increase in our authorized capital stock will provide the Company with needed stock to enable us to undertake financing transactions and possible acquisitions of technologies, products and businesses.

Since the board of directors of the Company believes that the current number of authorized  shares is not sufficient to meet anticipated needs in the immediate future, the board has approved the increase of the authorized shares of capital stock from 100,000,000 shares to 520,000,000 shares.  The availability of these additional shares will enhance the Company's flexibility in connection with any possible acquisition or merger, stock splits, financings and other corporate purposes and will allow such shares to be issued without the expense and delay of a special stockholders' meeting, unless such action is required by applicable law or rules of any stock exchange on which the Company's securities may then be listed.

500,000,000 shares of the Company’s authorized capital stock will be classified as common stock, par value $0.001 per share, and the remainder will be classified as preferred stock as hereinafter described.

Authorization of Preferred Stock

In order to provide flexibility in arranging future financings, compensation arrangements and possible acquisitions of technologies, products and businesses, the board of directors of the Company believes that it is in the best interest of the Company to classify 20,000,000 shares of the 520,000,000 shares of authorized capital stock as preferred stock, par value $.001 per share.  The rights and preferences of the preferred stock will be determined by the board of directors from time to time in accordance with the Nevada Revised Statutes.

The authorization of shares of preferred stock will not have any immediate effect on the rights of our common stockholders.  However, depending on the terms thereof, the issuance of one or more series of preferred stock could affect the holders of our common stock in a number of respects.  Common stock will be subordinate to the preferred stock with respect to dividend rights, liquidation preferences and other rights.  In addition, depending on the preferences and rights, the preferred stock could: dilute the voting power of our common stock; dilute the earnings per share of our common stock; restrict our ability to repurchase outstanding common stock; and require us to issue additional shares of common stock, upon the conversion of any convertible preferred stock, at a price below the fair market value of the common stock that is outstanding prior to such conversion.

As a general matter, the authorization of shares of preferred stock, and any issuance thereof, could deter potential acquirers (hostile or otherwise) from initiating tender offers, proxy contests or other attempts to obtain control of or to acquire a company, or delay or prevent a change in control.  For example:  preferred stock could be issued to increase the number of outstanding shares entitled to vote on a change in control, thereby increasing the number of votes required to approve a change in control or to otherwise obtain control of a company; preferred stock (with significant voting, conversion or other rights, preferences or privileges) could be issued to a friendly investor, which could make it difficult for the potential acquirer to replace the board of directors or gain voting control of a company; and preferred stock (with a significant liquidation preference) could be issued to make a change in control more expensive for the potential acquirer.

The authorization of preferred stock is not in response to efforts by any party to acquire or gain control of the Company and the board of directors is not currently aware of any such efforts.  While the amendment may have anti-takeover effects, our board of directors believes that the financial flexibility offered by this amendment outweighs any disadvantages.  To the extent that this amendment may have anti-takeover effects, this amendment may encourage persons seeking to acquire the Company to negotiate directly with the board of directors, enabling the board of directors to consider the proposed transaction in a manner that best serves the interests of our stockholders.

Issuance of Rights, Warrants or Options

The board of directors has determined that for purposes of clarity, and in accordance with Section 78.200 of the Nevada Revised Statutes, it is in the Company’s best interests to add a provision to the Restated Articles of Incorporation which provides for the issuance of rights, warrants and  options to purchase shares of the Company’s capital stock.  Accordingly, the Restated Articles of Incorporation will be amended to provide that the Company shall have the power to create and issue rights, warrants and options entitling the holders thereof to purchase from the Company any shares of its capital stock of any class or classes, upon such terms and conditions and at such time and prices as the board of directors or a committee thereof may approve, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights, warrants or options.  In the absence of fraud, the judgment of the board of directors or a committee thereof as to the adequacy of consideration for the issuance of such rights, warrants or options and the sufficiency thereof shall be conclusive.

Limitation of Liability of Officers and Directors

The board of directors has determined that in order to attract and retain qualified officers and directors, it is in the Company’s best interests to include a limitation of liability provision in the Restated Articles of Incorporation.  Accordingly,  the Restated Articles of Incorporation will be amended to provide that the officers and directors of the Company shall not be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by the Nevada Revised Statutes; provided, however, that this limitation on personal liability shall not apply to acts or omissions which involve intentional misconduct, fraud, knowing violation of law, or unlawful distribution prohibited by Section 78.300 of the Nevada Revised Statutes.  If the Nevada Revised Statutes are amended after the Restated Articles of Incorporation are amended to include the limitation of liability provision, to further eliminate the liability of officers and directors, then the liability of an officer or director of the Company shall be eliminated to the fullest extent permitted by the Nevada Revised Statutes, as so amended.  Any repeal or modification of this provision shall not adversely affect any right or protection of an officer or director of the Company existing at the time of such repeal or modification.

HOUSEHOLDING & AVAILABILITY OF INFORMATION STATEMENT

The Company has adopted a procedure called “householding,” which has been approved by the SEC.  Under this procedure, the Company is delivering only one copy of this Information Statement to multiple stockholders who share the same mailing address and have the same last name, unless the Company has received contrary instructions from an affected stockholder.  This procedure reduces the Company’s printing costs, mailing costs and fees.

Upon written or oral request, the Company will promptly deliver a separate copy of this Information Statement to any stockholder at a shared address to which a single copy of this Information Statement was delivered.  To receive a separate copy of this Information Statement, you may write to Mr. Thomas S. Gifford, Executive Vice President and Chief Financial Officer, Scivanta Medical Corporation, 215 Morris Avenue, Spring Lake, New Jersey 07762.

This Information Statement is available on the Internet at http://viewproxy.com/scivanta/2013/.